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                                                                   EXHIBIT 4.9


PROMISSORY NOTE

$137,573.82                                                       July 12, 1999

         FOR VALUE RECEIVED, I promise to pay to the order of STEWART FINANCE COMPANY, the principal sum of One Hundred Thirty-Seven Thousand Five Hundred Seventy-Three and 82/100 ($137,573.82) Dollars, in legal tender of the United States, with interest thereon from date at the rate of twelve (12%) percent per annum, on the unpaid balance until paid as follows:

Sixty (60) monthly installments of principal and interest in the amount of $3,060.25 each beginning August 1, 1999, with a final installment due on July 1, 2004.

         Principal and interest are payable at 610 Sibley Avenue, Union Point, Georgia 30669, or at such other place as the holder hereof may designate in writing.

         Should any installment not be paid when due, the entire unpaid principal sum evidenced by this note, with all accrued interest, shall, at the option of the holder, and without notice to the undersigned, become due and may be collected forthwith, time being of the essence of this contract. It is further agreed that failure of the holder to exercise this right of accelerating the maturity of the debt, or indulgence granted from time to time, shall in no event be considered as a waiver of such right of acceleration or estop the holder from exercising such right.

         In case this note is collected by law, as through an attorney at law, all costs of collection, including fifteen (15%) percent of the principal and interest as attorneys' fees, shall be paid by the make hereof.

         And each of us, whether maker, endorser, guarantor, or surety, hereby severally waives and renounces, for himself and family, any and all exemption rights either of us, or the family of either of us, may have under or by virtue of the Constitution or laws of the State of Georgia, or any other state, or the United States, as against this debt or any renewal thereof, and each further waives demand, protest and notice of demand, protest, and non-payment.

         Notwithstanding anything contained herein to the contrary, it is hereby understood and agreed that upon a default in payment of this promissory note, the interest rate prevailing in the judgment in Case No. 97-CV-1736C, of the Hall County Superior Court, as provided for by O.D.G.A., Section 7-4-12, shall revert to and be applied retroactively to the date of said judgment and shall continue at said rate from the date of default herein until his obligation is paid in full.

         Any default hereunder may be cured within fifteen (15) days of the due date of such payment by paying the amounts due on said date plus a penalty equal to an additional five (5%) percent of the payment which is then due.

         This contract is to be construed in all respects and enforced according to the laws of the State of Georgia.

         Witness my hand and seal.



         /s/  Richard M. Stewart (Seal)
               Richard M. Stewart